Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

July 20, 2021

Spring Valley Acquisition Corp.

2100 McKinney Ave., Suite 1675

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as special legal counsel to Spring Valley Acquisition Corp., a Cayman Islands exempted company (“Spring Valley”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 10, 2021, as amended and supplemented through the date hereof pursuant to the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereafter referred to as the “Registration Statement”), relating to the Agreement and Plan of Merger, dated March 25, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Spring Valley, Spring Valley Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Spring Valley (“Merger Sub”), and Dream Holdings, Inc., a Delaware public benefit corporation (“Dream Holdings”). Pursuant to the Merger Agreement, Spring Valley will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation, in each case in respect of Spring Valley with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Domestication is subject to the approval of the shareholders of Spring Valley. We refer herein to Spring Valley following effectiveness of the Domestication as “New AeroFarms.”

Promptly following the consummation of the Domestication, Spring Valley Merger Sub will merge with and into Dream Holdings (the “Merger” and together with the Domestication and related transactions, the “Business Combination”), with Dream Holdings as the surviving company in the Merger and, after giving effect to the Merger, Dream Holdings will be a wholly-owned subsidiary of Spring Valley (the time that the Merger becomes effective being referred to as the “Effective Time”). In connection with the Domestication, on the date of closing prior to the Effective Time, (i) each issued and outstanding Class A ordinary share, par value $0.0001 per share (the “Class A ordinary shares”), and each issued and outstanding Class B ordinary share, par value $0.0001 per share (the “Class B ordinary shares”), of Spring Valley will be converted, on a one-for-one basis, into duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.0001 per share, of New AeroFarms (the “New AeroFarms Common Stock”); (ii) each issued and outstanding warrant of Spring Valley to purchase Class A ordinary shares of Spring Valley (the “Warrants”) will automatically represent the right to purchase one share of New AeroFarms Common Stock at an exercise price of $11.50 per share of New AeroFarms Common Stock on the terms and conditions set forth in the Warrant Agreement, dated as of November 23, 2020, as the same may be amended from time to time, between Spring Valley and Continental Stock Transfer & Trust Company (the “Warrant Agreement”); (iii) each issued and outstanding unit of Spring Valley (the “Units”) that has not been previously separated into the underlying Class A ordinary share and underlying Warrant upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of New AeroFarms Common Stock and one-half of one Warrant to acquire one share of New AeroFarms Common Stock; and (iv) the governing documents of Spring Valley will be amended and restated and become the certificate of incorporation and the bylaws of New AeroFarms as described in the Registration Statement. Following the Effective Time, Spring Valley will change its name to “AeroFarms, Inc.”

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Spring Valley Acquisition Corp.
July 20, 2021

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of: (i) 113,262,635 shares of New AeroFarms Common Stock, representing (a) 23,000,000 shares of New AeroFarms Common Stock issuable upon conversion of the same number of Class A ordinary shares underlying Units issued in connection with Spring Valley’s initial public offering, (b) 5,750,000 shares of New AeroFarms Common Stock issuable upon conversion the same number of Class A ordinary shares received by SV Acquisition Sponsor Sub, LLC, a Delaware limited liability company (which holds 5,630,000 of such Class A ordinary shares) and three independent directors in exchange for the same number of Class B ordinary shares pursuant to the Recapitalization (as defined in the Merger Agreement), (c) 3,333,333 shares of New AeroFarms Common Stock (the “Promissory Note Shares”) issuable upon the automatic conversion of the principal and accrued interest due on Dream Holdings’ subordinated unsecured convertible promissory notes in aggregate principal amount of $30,000,000 issued in February 2021 outstanding immediately prior to the Effective Time, and (d) 81,179,302 shares of New AeroFarms Common Stock issuable to the Dream Holdings Holders (as defined in the Registration Statement) (the “Consideration Shares”); (ii) 20,400,000 warrants to purchase shares of New AeroFarms Common Stock (the “New AeroFarms Warrants”) representing (a) 11,500,000 Warrants to purchase Class A ordinary shares underlying units issued in Spring Valley’s initial public offering and (b) 8,900,000 Warrants to purchase Class A ordinary shares underlying units issued in a private placement simultaneously with the closing of Spring Valley’s initial public offering; and (iii) 20,400,000 shares of New AeroFarms Common Stock to be issued upon exercise of the New AeroFarms Warrants (the “New AeroFarms Warrant Shares”).

In connection with the preparation of this opinion, we have, among other things, read:

a.	a copy of the Agreement and Plan of Merger, filed as Exhibit 2.1 to the Registration Statement;

b.	the Registration Statement;

c.	the form of proposed certificate of incorporation of New AeroFarms, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), in the form filed as Exhibit 3.2 (Annex C) to the Registration Statement;

d.	the form of proposed Bylaws of New AeroFarms, to be adopted by New AeroFarms in connection with the Domestication (the “Bylaws”), in the form filed as Exhibit 3.3 (Annex D) to the Registration Statement;

e.	the form of proposed certificate of corporate domestication of Spring Valley, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Domestication”), in the form filed as Exhibit 4.5 to the Registration Statement;

Spring Valley Acquisition Corp.
July 20, 2021

f.        a copy of the Warrant Agreement, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Spring Valley on November 30, 2020;

g.       a copy of the specimen warrant certificate, filed as Exhibit 4.3 to the Form S-1 filed by Spring Valley on November 20, 2020;

h.       a copy of the specimen unit certificate, filed as Exhibit 4.1 to the Form S-1 filed by Spring Valley on November 20, 2020; and

i.        such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than Spring Valley. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of Spring Valley and others as to factual matters. Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New AeroFarms Common Stock.

2.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New AeroFarms Common Stock.

3.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New AeroFarms Warrants and the payment of the exercise price for the New AeroFarms Warrant Shares pursuant to the Warrant Agreement, the New AeroFarms Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding New AeroFarms Warrant will be a valid and binding obligation of New AeroFarms, enforceable against New AeroFarms in accordance with its terms under the laws of the State of New York.

5.	Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the cancellation of each issued and outstanding Unit that has not been previously separated into the underlying Class A ordinary share and underlying Warrant upon the request of the holder thereof, each underlying Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of New AeroFarms Common Stock and each underlying one-half of one Warrant will be a valid and binding obligation of New AeroFarms, enforceable against New AeroFarms in accordance with its terms under the laws of the State of New York.

Spring Valley Acquisition Corp.
July 20, 2021

6.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable.

7.	Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the Promissory Note Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP